UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 15, 2005

SUPERGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On November 15, 2005, SuperGen, Inc. (“SuperGen”) and MGI PHARMA, Inc. (“MGI”) announced they have submitted a response to the Approvable Letter from the U.S. Food and Drug Administration (“FDA”) relating to the New Drug Application for Dacogen™ (decitabine) injection for the treatment of myelodysplastic syndromes (“MDS”). The Approvable Letter, which was received on September 1, 2005, provided that Dacogen injection is approvable pending the FDA’s review of a requested analysis of the transfusion requirements of patients enrolled in the completed phase 3 trial, submission of certain other information, and completion of labeling discussions.  SuperGen and MGI believe that the response addresses all items noted in the Approvable Letter.

SuperGen and MGI also announced on November 15, 2005 that they have withdrawn the Marketing Authorization Application for Dacogen injection that had been submitted to the European Agency for the Evaluation of Medicinal Products.

Dacogen is an investigational anti-cancer therapeutic for the treatment of patients with MDS.  MGI has exclusive worldwide rights to the development, manufacture, commercialization, and distribution of Dacogen.

On November 15, 2005, SuperGen and MGI issued a press release announcing these events, a copy of which is filed as an exhibit to this report and is incorporated in this report by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press release dated November 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin Chief Financial Officer

Date:  November 16, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 15, 2005.